Exhibit 99.1

Surgalign Holdings, Inc. Announces Fourth Quarter and Full Year 2020 Results and Introduces 2021 Guidance

Deerfield, Ill., March 16, 2021 – Surgalign Holdings, Inc. (Nasdaq: SRGA), a global medical technology company focused on advancing spine surgery and improving patient outcomes, including through the application of digital technology, today reported operating results for the fourth quarter and full year 2020.

Recent Highlights:

•	Total fourth quarter 2020 global spine revenue of $26.2 million

•	Net loss from continuing operations of $118 million inclusive of approximately of $101 million of non-recurring charges

•	Fourth quarter 2020 adjusted EBITDA loss of $7.7 million

•	During the first quarter of 2021, completed an equity financing, raising approximately $40 million in gross proceeds

“We continued to generate momentum during the fourth quarter, our first full quarter since Surgalign was launched in July of 2020. Since that time, and amidst the uncertainty from COVID-19, we overhauled the organization, acquired Holo Surgical positioning us to become a leader in the digital surgery space, and built a world-class team with extensive spine experience,” said Terry Rich, President and Chief Executive Officer of Surgalign Holdings. “Looking ahead, we are very excited about the long-term prospects for what Surgalign can become as we transition from a traditional spine company focused on surgical approaches and implants to a digital surgery company that uses revolutionary technology to improve patient outcomes through personalized surgical solutions. We are in the early stages of this transformation. In 2021, we look to put critical elements in place, including the FDA clearance of the Holo platform, which will serve as a foundation for growth for years to come.”

Fourth Quarter 2020

Global spine revenue for the quarter ended December 31, 2020 was $26.2 million compared to $31.6 million for the prior year period. The decline in revenue was primarily due to the impact of the COVID-19 pandemic on global elective procedural volumes.

Gross profit for the fourth quarter of 2020 was $12.8 million, inclusive of $6.9 million of incremental inventory reserves predominantly related to a recall of the Cervalign ACP system. Adjusted for the impact of reserves, gross profit was $19.7 million or 75% of revenue compared to $23.6 million or 75% of revenue in the fourth quarter of 2019.

Marketing, general and administrative expenses for the fourth quarter of 2020 were $27.3 million compared to $39.9 million in the prior year period. The decline in marketing, general and administrative expenses is predominantly driven by the decline in sales and distribution costs related to the decline in sales and elimination of administrative overhead with the sale of the OEM business.

R&D expense for the fourth quarter of 2020 was $2.2 million compared to $4.4 million in the prior year period. The reduction in R&D relates to the separation of the OEM business and the transition of R&D headcount. We expect R&D spend to return to prior year levels as we rebuild the competency with enhanced spine experience and investment in the Holo Surgical platform.

The company incurred approximately $101 million of non-recurring operating costs during the fourth quarter of 2020 primarily related to the Holo acquisition. In conjunction with the purchase of Holo, we determined that substantially all of the fair value of the acquisition was in the acquired in-process research and development asset, which resulted in us treating the acquisition as an asset purchase with a total purchase price of $95 million comprised of $30 million in cash, $12.3 million in common stock, $2.1 million of transaction related costs and $50.6 million related to the contingent payment. Since the ARIA platform is pre-commercial and has not reached technical feasibility as defined by the accounting rules, the transaction was expensed in the fourth quarter resulting in a one-time charge of $94.5 million.

Net loss from continuing operations for the fourth quarter of 2020 was $118.1 million, compared to $199.6 million for the fourth quarter of 2019. Adjusted for the impact of non- recurring charges, net loss from continuing operations was $16.9 million for the three months ended December 31, 2020 compared to net loss from continuing operations $11.3 million in the prior year period.

Adjusted EBITDA for the fourth quarter of 2020 was a $7.7 million loss compared with a $14.3 million loss in the prior year period. The improvement in adjusted EBITDA was predominantly driven by the reduction in operating costs relating to the sale of the OEM business.

As of December 31, 2020, we had approximately $44 million in cash. On February 1, 2021, we closed a secondary equity offering, raising approximately $40 million of cash.

Fiscal 2021 Business Outlook

The Company anticipates full year revenue to grow in the range of 7% - 10% compared to the prior year global spine revenue of approximately $102 million. Our guidance assumes that global procedure volumes return to normal levels during the second quarter of 2021.

Based on these revenue levels, the Company anticipates full year adjusted EBITDA loss will be in the range of $35 - $40 million.

Conference Call

Surgalign will host a conference call and audio webcast at 4:30 p.m. ET today. The conference call can be accessed by dialing (877) 383-7419 (U.S.) or (760) 666-3754 (International), using conference ID 1277107. The webcast can be accessed through the investor section of Surgalign’s website at surgalign.com/investors/. A replay of the conference call will be available on Surgalign’s website for one month following the call.

About Surgalign Holdings, Inc.

Surgalign Holdings, Inc. is a global medical technology company advancing the science of spine care, focused on delivering innovative solutions that drive superior clinical and economic outcomes. The company is building off a legacy of high quality and differentiated products, and continues to invest in clinically validated innovation to deliver better surgical outcomes and improve patient’s lives. Surgalign markets products throughout the United States and in more than 50 countries worldwide through an expanding network of top independent distributors. Surgalign, a member of AdvaMed, is headquartered in Deerfield, IL, with commercial, innovation and design centers in San Diego, CA, Marquette, MI, Wurmlingen, Germany, and Warsaw Poland. Learn more at www.surgalign.com and connect on LinkedIn and Twitter.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements are not guarantees of future performance and are based on certain assumptions including general economic conditions, as well as those within the Company’s industry, and numerous other factors and risks identified in the Company’s most recent Form 10-K and other filings with the SEC. Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Important factors that could cause actual results to differ materially from the anticipated results reflected in these forward-looking statements include risks and uncertainties relating to the following: (i) the risk of existing or potential litigation or regulatory action arising from the previously announced SEC and internal investigations and their findings; (ii) the identification of control deficiencies, including material weaknesses in internal control over financial reporting and the impact of the same; (iii) potential reputational damage that the Company has or may suffer as a result of the findings of the investigations; (iv) general worldwide economic conditions and related uncertainties; (v) the continued impact of the COVID-19 novel coronavirus pandemic and the Company’s attempts at mitigation; (vi) the failure by the Company to identify, develop and successfully implement immediate action plans and longer-term strategic initiatives; (vii) the reliability of our supply chain; (viii) our ability to meet obligations, including purchase minimums, under our vendor and other agreements; (ix) the duration of decreased demand for our products; (x) whether or when the demand for procedures involving our products will increase; (xi) the Company’s access to adequate operating cash flow, trade credit, borrowed funds and equity capital to fund its operations and pay its obligations as they become due, and the terms on which external financing may be available, including the impact of adverse trends or disruption in the global credit and equity markets; (xii) our financial position and results, total revenue, product revenue, gross margin, and operations; (xiii) failure to realize, or unexpected costs in seeking to realize, the expected benefits of the recent Holo Surgical, Inc. (“Holosurgical”) acquisition, including the failure of Holosurgical’s products and services to be satisfactorily developed or achieve applicable regulatory approvals or as a result of the failure to commercialize and distribute its products; (xiv) the failure to effectively integrate Holosurgical’s operations with those of the Company; (xv) the failure to retain key personnel of Holosurgical; (xvi) the number of shares and amount of cash that will be required in connection with any post-closing milestone payments, including as a result of changes in the trading price of the Company’s common stock and their effect on the amount of cash needed by the Company to fund any post-closing milestone payments in connection with the acquisition; (xvii) the effect of the transaction on relationships with customers, suppliers and other third parties; (xviii) the diversion of management time and attention on the transaction and subsequent integration; (xix) the effect and timing of changes in laws or in governmental regulations; and (xx) other risks described in our public filings with the SEC. These factors should be considered carefully, and undue reliance should not be placed on the forward-looking statements. Each forward-looking statement in this communication speaks only as of the date of the particular statement. Copies of the Company’s SEC filings may be obtained by contacting the Company or the SEC or by visiting Surgalign’s website at www.surgalign.com or the SEC’s website at www.sec.gov. We undertake no obligation to update these forward-looking statements except as may be required by law.

Jonathon Singer

Investor and Media Contact

jsinger@surgalign.com

+1 877-343-6832

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements presented on a GAAP basis, we disclose non-GAAP net income applicable to common shares and non-GAAP gross profit adjusted for certain amounts. The calculation of the tax effect on the adjustments between GAAP net loss applicable to common shares and non-GAAP net income applicable to common shares is based upon our estimated annual GAAP tax rate, adjusted to account for items excluded from GAAP net loss applicable to common shares in calculating non-GAAP net income applicable to common shares. Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP measures are included in the reconciliations below.

The following are explanations of the adjustments that management excluded as part of the non-GAAP measures for the three and twelve months ended December 31, 2020 and 2019. Management removes the amount of these costs including the tax effect on the adjustments from our operating results to supplement a comparison to our past operating performance.

2020 Asset impairment and abandonments – These costs relate to asset impairment and abandonments of certain long-term assets within the Spine asset group.

2020 Restatement and related expenses – These costs relate to consulting and legal fees and settlement expenses incurred as a result of the restatement, regulatory and related activities in 2020.

2020 Transaction and integration expenses – These costs relate to professional fees associated with the acquisition of HoloSurgical, accelerated stock compensation expense related to OEM employees terminated in transaction and other matters.

2020 and 2019 Inventory purchase price adjustment – These costs relate to the purchase price effects of acquired Paradigm inventory that was sold during the three and twelve months ended December 31, 2020 and 2019.

2020 Inventory write-off – These costs relate to the write off of inventory related to the transition from an integrated manufacturing company to a distributed model.

2020 and 2019 Gain on acquisition contingency – The gain on acquisition contingency relates to an adjustment to our estimate of obligation for future milestone payments on the Zyga acquisition.

2019 Transaction and integration expenses – These costs relate to acquisition and integration expenses due to the purchase of Paradigm in 2019.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Net Income Applicable to Common Shares should not be considered in isolation, or as a replacement for GAAP measures.

Usefulness of Non-GAAP Financial Measures to Investors

The Company believes that presenting EBITDA, Adjusted EBITDA and Adjusted Net Income Applicable to Common Shares in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making.

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues	$26,187	$31,574	$101,749	$117,423
Costs of goods sold	13,417	8,066	44,002	32,777

Gross profit	12,770	23,508	57,747	84,646

Expenses:
Marketing, general and administrative	27,295	39,942	124,390	135,396
Research and development	2,183	4,361	11,947	16,836
Severance and restructuring costs	34	—	34	—
Loss (Gain) on acquisition contingency	4,883	(74,443)	4,753	(76,033)
Asset acquisition expenses	93,501	—	94,999	—
Asset impairment and abandonments	2,656	97,326	14,773	97,341
Goodwill impairment	—	140,003	—	140,003
Transaction and integration expenses	544	—	4,872	13,999

Total operating expenses	131,096	207,189	255,768	327,542

Operating loss	(118,326)	(183,681)	(198,021)	(242,896)

Other (expense) income:
Interest expense	(31)	—	(31)	—
Interest income	—	—	92	161
Foreign exchange gain (loss)	307	(34)	279	(122)

Total other income (expense)—net	276	(34)	340	39

Loss before income tax benefit (provision)	(118,050)	(183,715)	(197,681)	(242,857)
Income tax benefit (provision)	(6)	(15,876)	3,486	(5,921)

Net loss from continuing operations	(118,056)	(199,591)	(194,195)	(248,778)

Discontinued operations
(Loss) Income from operations of discontinued operations	(1,651)	8,465	179,934	48,452

Income tax benefit (provision)	19,666	(6,215)	(19,522)	(11,316)

Net income from discontinued operations	18,015	2,250	160,412	37,136

Net loss	(100,041)	(197,341)	(33,783)	(211,642)

Net loss applicable to common shares	$(100,041)	$(197,341)	$(33,783)	$(211,642)

Net loss from continuing operations per common share—basic	$(1.51)	$(2.76)	$(2.61)	$(3.55)

Net loss from continuing operations per common share—diluted	$(1.51)	$(2.76)	$(2.61)	$(3.55)

Net income from discontinued operations per common share—basic	$0.23	$0.04	$2.16	$0.53

Net income from discontinued operations per common share—diluted	$0.23	$0.04	$2.16	$0.53

Net loss per common share - basic	$(1.28)	$(2.72)	$(0.45)	$(3.02)

Net loss per common share - diluted	$(1.28)	$(2.72)	$(0.45)	$(3.02)

Weighted average shares outstanding - basic	78,158,968	72,475,410	74,403,155	70,150,492

Weighted average shares outstanding - diluted	78,158,968	72,475,410	74,403,155	70,150,492

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Revenues to Adjusted Gross Profit

(Unaudited, in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues	$26,187	$31,574	$101,749	$117,423
Costs of goods sold	13,417	8,066	44,002	32,777

Gross profit, as reported	12,770	23,508	57,747	84,646
Inventory write-off	5,736	—	9,367	361
Inventory purchase price adjustment	1,180	138	3,409	3,225

Non-GAAP gross profit, adjusted	$19,686	$23,646	$70,523	$88,232

Non-GAAP gross profit percentage, adjusted	75.2%	74.9%	69.3%	75.1%

Reconciliation of Net Loss Applicable to Commons Shares to Adjusted EBITDA

(Unaudited, in thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2020	2019	2020	2019
Net loss from continuing operations	$(118,056)	$(199,591)	$(194,195)	$(248,778)
Interest expense (income), net	31	—	(61)	(161)
Provision (benefit) for income taxes	6	15,876	(3,486)	5,921
Depreciation	831	2,423	3,566	7,670
Amortization of intangible assets	(253)	3,110	889	10,671

EBITDA	(117,441)	(178,182)	(193,287)	(224,677)
Reconciling items impacting EBITDA
Non-cash stock based compensation	978	828	5,736	3,827
Foreign exchange (gain) loss	(307)	34	(279)	122
Other reconciling items *
Inventory write-off	5,736	—	9,367	361
Inventory purchase price adjustment	1,180	138	3,409	3,225
Severance and restructuring costs	34	—	34	—
Loss (Gain) on acquisition contingency	4,883	(74,443)	4,753	(76,033)
Asset acquisition expenses	93,501	—	94,999	—
Asset impairment and abandonments	2,656	97,326	14,773	97,341
Goodwill impairment	—	140,003	—	140,003
Transaction and integration expenses	544	—	4,872	13,999
Restatement and related costs	515	—	13,152	—

Adjusted EBITDA	$(7,721)	$(14,296)	$(42,471)	$(41,832)

Adjusted EBITDA as a percent of revenues	-29%	-45%	-42%	-36%

*	See explanations in Use of Non-GAAP Financial Measures section later in this release.

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Net Loss Applicable to Common Shares and Net Loss Per Diluted Share to

Adjusted Net Loss Applicable to Common Shares and Adjusted Net Loss Per Diluted Share

(Unaudited, in thousands except per share data)

	For the Three Months Ended
	December 31, 2020		December 31, 2019
	Net Loss Applicable to Common Shares	Amount Per Diluted Share	Net Loss Applicable to Common Shares	Amount Per Diluted Share
Net loss from continuing operations	$(118,056)	$(1.51)	$(199,591)	$(2.75)
Severance and restructuring costs	34	0.00	—	—
Gain (loss) on acquisition contingency	4,883	0.06	(74,443)	(1.03)
Asset acquisition expense	93,501	1.20	—	—
Asset impairment and abandonments	2,656	0.03	97,326	1.34
Goodwill impairment	—	—	140,003	1.93
Inventory purchase price adjustment	5,736	0.07	138	0.00
Inventory write-off	1,180	0.02	—	—
Acquisition and integration expenses	544	0.01	—	—
Restatement and related costs	515	0.01	—	—
Net change in valuation allowance	(5,385)		48,637	0.67
Net change in valuation allowance	73	0.00	—	—
Tax effect on other adjustments	(2,616)	(0.03)	(23,393)	(0.32)

Adjusted*	$(16,935)	$(0.22)	$(11,324)	$(0.16)

	For the Twelve Months Ended
	December 31, 2020		December 31, 2019
	Net Loss Applicable to Common Shares	Amount Per Diluted Share	Net Loss Applicable to Common Shares	Amount Per Diluted Share
Net loss from continuing operations	$(194,195)	$(2.61)	$(248,778)	$(3.55)
Severance and restructuring costs	34	0.00	—	—
Gain (loss) on acquisition contingency	4,753	0.06	(76,033)	(1.08)
Asset acquisition expenses	94,999	1.28	—	—
Asset impairment and abandonments	14,773	0.20	97,341	1.39
Goodwill impairment	—	—	140,003	2.00
Inventory purchase price adjustment	3,409	0.05	3,225	0.05
Inventory write-off	9,367	0.13	361	0.01
Acquisition and integration expenses	4,872	0.07	13,999	0.20
Restatement and related costs	13,152	0.18	—	—
Net change in valuation allowance	25,565	0.34	48,637	0.69
Tax effect on new tax legislation	(3,464)	(0.05)	—	—
Tax effect on other adjustments	(11,519)	(0.15)	(27,017)	(0.39)

Adjusted*	$(38,254)	$(0.51)	$(48,262)	$(0.69)

*	See explanations in Use of Non-GAAP Financial Measures section later in this release.
Amount	Per Diluted Share may not foot due to rounding.

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31, 2020	December 31, 2019
Assets
Cash	$43,962	$5,608
Accounts receivable - net	27,095	23,216
Inventories - current	22,841	24,574
Prepaid and other assets	10,284	4,034
Current assets of discontinued operations	—	138,382

Total current assets	104,182	195,814
Non-current inventories	7,856	6,637
Property and equipment - net	521	789
Other assets - net	10,145	5,418
Non-current assets of discontinued operations	—	135,851

Total assets	$122,704	$344,509

Liabilities and Stockholders’ Equity
Accounts payable	$13,418	$10,236
Accrued expenses and other current liabilities	33,405	15,523
Current liabilities of discontinued operations	—	214,629

Total current liabilities	46,823	240,388
Long-term liabilities	51,711	2,862
Non-current liabilities of discontinued operations	—	285

Total liabilities	98,534	243,535
Preferred stock	—	66,410
Stockholders’ equity:
Common stock and additional paid-in capital	511,548	493,372
Accumulated other comprehensive loss	(2,416)	(7,629)
Accumulated deficit	(484,962)	(451,179)

Total stockholders’ equity	24,170	34,564

Total liabilities and stockholders’ equity	$122,704	$344,509

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	For the Twelve Months Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(33,783)	$(211,642)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	6,581	22,675
Provision for bad debts and product returns	4,286	2,937
Inventory revaluation	17,691	8,493
Holo acquisition	94,999	—
Stock-based compensation	6,528	4,367
Revenue recognized due to change in deferred revenue	(2,618)	(4,906)
Asset impairment and abandonments	14,773	97,341
Derivative loss	12,641	—
Gain on sale of OEM business	(209,800)	—
Goodwill impairment	—	140,003
Loss (gain) on acquisition contingency	4,753	(76,033)
Other items to reconcile to net cash provided by operating activities	(4,089)	7,309

Net cash used in operating activities	(88,038)	(9,456)

Cash flows from investing activities:
Purchases of property, plant and equipment	(10,115)	(14,426)
Patent and acquired intangible asset costs	(3,923)	(2,007)
Proceeds from sale of OEM business	437,097	—
Acquisition of Holo Surgical	(32,117)	—
Acquisition of Paradigm Spine	—	(99,692)

Net cash provided by (used in) investing activities	390,942	(116,125)

Cash flows from financing activities:
Proceeds from long-term obligations	89,892	121,500
Net payments for short-term obligations	(76,912)	—
Payments for long-term obligations	(207,266)	(500)
Redemption of preferred stock	(66,519)	—
Other financing activities	(2,233)	(704)

Net cash (used in ) provided by financing activities	(263,038)	120,296

Effect of exchange rate changes on cash and cash equivalents	(1,512)	(56)

Net increase (decrease) in cash and cash equivalents	38,354	(5,341)
Cash and cash equivalents, beginning of period	5,608	10,949

Cash and cash equivalents, end of period	$43,962	$5,608